UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: (Date of earliest event reported): August 30, 2010 (August 24, 2010)

INX Inc.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	1-31949 (Commission File Number)	76-0515249 (IRS Employer Identification No.)

11757 Katy Freeway
Houston, Texas 77079
(Address of Registrant’s principal executive offices)

(713) 795-2000
(Registrant’s telephone number, including area code)

(Not Applicable)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14-d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-4(c))

Item 4.01. Changes in Registrant’s Certifying Accountant.

(a) On August 24, 2010, the Audit Committee of the Board of Directors of INX Inc. (the “Company”) dismissed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as the Company’s independent registered public accounting firm. Following the dismissal of the Company’s prior independent registered public accounting firm, Grant Thornton LLP (“Grant Thornton”), PricewaterhouseCoopers was appointed as the Company’s independent registered public accounting firm on June 4, 2009.   PricewaterhouseCoopers did not render any audit reports on the Company’s consolidated financial statements during the period from June 4, 2009 through August 24, 2010.

During the period from June 4, 2009, through August 24, 2010, there were no disagreements between the Company and PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to PricewaterhouseCoopers’ satisfaction, would have caused PricewaterhouseCoopers to make reference to the subject matter of any such disagreements in connection with any of its potential reports on the Company’s consolidated financial statements.  In addition, during the period from June 4, 2009 through August 24, 2010, there were no “reportable events” (as defined by Item 304 (a)(1)(v) of Regulation S-K) other than as follows:

●
As initially announced in Form 12b-25 dated March 26, 2010, management and the Audit Committee undertook a review of its multi-element revenue arrangements, concluding that the Company had been incorrectly applying generally accepted accounting principles with respect to the accounting for customer contracts related to proper determination of units of accounting, consideration of linkage between contracts, fully considering the terms and conditions of individual contracts in the determination of revenue recognition, and incorrect identification of contract shipping terms resulting in errors in the timing of recognition of revenues and costs of revenues for certain transactions.    As a result of the aforementioned errors, the Company withdrew reliance on the previously issued financial statements included in the Company’s annual report on Form 10-K/A for the year ended December 31, 2008, quarterly report on Form 10-Q/A for the fiscal quarter ended March 31, 2009, and quarterly reports on Form 10-Q for each of the fiscal quarters ended June 30, 2009 and September 30, 2009 as announced in the Form 8-K dated June 21, 2010.  The Company is in the process of analyzing, evaluating and quantifying the effect of these errors on the timing of revenue recognized in its current and previously issued financial statements for the year ended 2008 and the three quarters ending March 31, June 30 and September 31, 2009. Due to the change in auditor occurring prior to completion of the 2009 audit, the analysis, evaluation and quantification of the effect of the above was not completed to PricewaterhouseCoopers’ satisfaction prior to their dismissal.

●
In the quarterly report on Form 10-Q for the period ended June 30, 2009 and as updated in the quarterly report on Form 10-Q for the period ended September 30, 2009, management and the Audit Committee reported that they had identified material weaknesses in the design and operation of our internal controls over (i) the review of the calculation of the services revenue accrual, (ii) the validation of the significant facts and assumptions underlying our conclusions of the appropriate accounting policies related to non-standard financing contracts, and (iii) the controls over approval of modified grants of stock options and restricted stock and the related application, monitoring and reporting of the appropriate accounting policies.  A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected in a timely basis.

●
In connection with the review discussed above, the Company is in the process of evaluating and quantifying the effect of the errors in the accounting for customer contracts on its evaluation of internal control over financial reporting and disclosure controls and procedures and believes the evaluation, when complete, will result in the reporting of material weaknesses in internal control over financial reporting, some of which may be in addition to those material weaknesses described above

The Company has provided a copy of the disclosure it is making in this Current Report on Form 8-K to PricewaterhouseCoopers and has requested that PricewaterhouseCoopers furnish a letter addressed to the Securities and Exchange Commission stating whether or not PricewaterhouseCoopers agrees with the above statements made by the Company. A copy of PricewaterhouseCoopers’ letter, dated August 27, 2010, is furnished herewith as Exhibit 16.1.

(b) On August 24, 2010, the Audit Committee of the Board of Directors of the Company engaged Grant Thornton to serve as its independent registered public accounting firm for the fiscal year ended December 31, 2009.  During the period from June 4, 2009, through the date of the appointment of Grant Thornton as the Company’s independent registered public accounting firm, neither the Company, nor anyone acting on its behalf, consulted with Grant Thornton on any of the matters or events set forth in Item 304(a)(2) of Regulation S-K, except in connection with the errors in accounting for customer contracts discussed above affecting the previously issued financial statements included in the Company’s annual report on Form 10-K/A for the year ended December 31, 2008 and quarterly report on Form 10-Q/A for the fiscal quarter ended March 31, 2009.

Item 9.01 Financial Statements and Exhibits

(c)  Exhibits

Exhibit No.	Description

16.1	Letter from PricewaterhouseCoopers LLP, dated August 27,2010, to the Securities and Exchange Commission

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 30, 2010
INX Inc.

By:	/s/ Jim Long
Jim Long
Chief Executive Officer